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                                                                    Exhibit 10.7

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement") is entered into as of June 23, 2006 (the "Effective Date) by and between Aksys, Ltd., a Delaware corporation (the "Company"), and Howard J. Lewin ("Executive").

1.   EMPLOYMENT

     A. POSITION. Executive is employed by the Company to render services to the Company at its corporate headquarters in the position of President and Chief Executive Officer. Executive shall perform all duties and functions and accept all responsibilities incident to his position as President and Chief Executive Officer and as may be reasonably assigned to him by the Board of Directors of the Company. The Company further intends and agrees to take all actions legally permitted to nominate and cause Executive to be elected to the Company's Board of Directors so long as, and at such times as, Executive is serving as President and Chief Executive Officer of the Company, subject to the Company's compliance with all applicable laws and NASDAQ listing and similar requirements. Executive shall abide by the lawful rules, regulations and practices of the Company as adopted or modified from time to time in the Company's sole discretion.

     B. START DATE. Executive's first date of employment with the Company shall be the date on which the initial closing occurs under the Securities Purchase Agreement dated as of March 31, 2006 by and between the Company and Durus Life Sciences Master Fund Ltd ("Durus").

     C. OTHER ACTIVITIES. Except upon the prior written consent of the Company's Board of Directors, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company. Notwithstanding the foregoing, Executive may serve as a member of the Board of Directors for, and a shareholder and/or investor in, certain companies that are not competitive with the Company as mutually agreed upon by the parties hereto in writing.

     D. NO CONFLICT. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

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2.   COMPENSATION AND BENEFITS

     A. BASE SALARY. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of $350,000 per year (as may be modified from time to time, "Base Salary"). Executive's Base Salary shall be paid in accordance with the Company's regularly established payroll practice. Executive's Base Salary will be reviewed annually for appropriate increases in accordance with the established procedures of the Company. In no event shall Executive's Base Salary for any subsequent year be less than Executive's Base Salary in effect for the prior year.

     B. BONUS. During each calendar year, subject to Sections 3, 4, and 5 below, if Executive remains an active employee through the end of the applicable calendar year, Executive will be eligible for annual bonus compensation. For the fiscal year ending December 31, 2006, Executive will be eligible to earn a pro-rated bonus based on a target annual amount equal to 80% of Base Salary ($280,000). Executive's opportunity to earn any such bonus payment shall be based on achievement of customary performance objectives established by the Company's Board of Directors or the Compensation Committee of the Board of Directors. Any such bonus shall be payable on or before March 31, 2007 as follows: 50% in cash and 50% in the form of shares of the Company's Common Stock. Such bonus shall be pro-rated based on the number of days Executive is employed by the Company for the calendar year ending on December 31, 2006. The value of any shares of Common Stock issued by the Company to Executive pursuant to any provision of this Agreement shall be determined based on the Fair Market Value (as defined in Section 2(c)(iii)) of such shares as of the date of issuance.

     For each subsequent fiscal year, Executive will have an opportunity to earn an annual bonus payment in a target amount equal to 80% of Base Salary based on achievement of customary performance objectives established by the Company's Board of Directors or the Compensation Committee of the Board of Directors. The Company will use its reasonable best efforts to consult with Executive and set the performance objectives for his annual bonus by April 15 of each year. Executive shall have the option of receiving any such annual bonus in the form of shares in lieu of cash. Any such election shall be made by Executive in writing to the Company's Board of Directors at least five days prior to the scheduled payment date of such bonus.

     C. EQUITY.

          (i) Initial Stock Option Grant. Upon the commencement of Executive's employment, the Company shall grant to Executive, subject to the approval of the Company's Board of Directors or its Compensation Committee or Executive Committee, options to purchase a total of 2,500,000 shares of the Common Stock of the Company. The exercise price of such options shall be equal to the closing price of the Company's Common Stock on the Nasdaq Capital Market on the date of the grant. Notwithstanding the foregoing, Executive's entitlement to such stock options is conditioned upon Executive's signing of the Stock Option Agreements with respect to such options in the forms attached hereto as Exhibit A. The Stock Option


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Agreements shall provide that with respect to 1,200,000 shares of Common Stock subject to the stock options (the "Tranche A Option"), 300,000 of the shares of Common Stock subject to the stock options will vest on the date on which Executive has been employed by the Company for one year, and the remaining 900,000 of the shares of Common Stock subject to the stock options will vest in 36 equal monthly increments thereafter. Of the remaining 1,300,000 shares subject to the stock options (the "Tranche B Option"), such shares subject to the stock options will be subject to performance vesting based upon achievement of certain milestones listed in Exhibit B hereto. The options subject to the Stock Option Agreements attached in the forms of Exhibit A hereto shall comply in all respects with Section 409A of the Code.

          (ii) Annual Stock Option Grants. Executive will also be eligible to receive stock option grants annually. The Company's Board of Directors or its Compensation Committee or Executive Committee will determine whether a stock option will be granted to Executive and the number of shares subject to any such stock option. Such determination will be in the sole discretion of the Company's Board of Directors or its Compensation Committee or Executive Committee and will be based upon, in part, Executive's performance review and applicable performance objectives established by the Company's Board of Directors or the Compensation Committee.

          (iii) Required Stock Purchase. Executive agrees that he shall purchase $100,000 of the Company's Common Stock, based on the price of the Company's Common Stock on the date of purchase, directly from the Company at some point within the first two (2) years of Executive's employment with the Company. Such shares shall be purchased at Fair Market Value. For purposes of this Agreement, the "Fair Market Value" of the Company's Common Stock shall be determined as follows: (x) if the Common Stock is listed on one or more established stock exchanges or national market systems, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed on the date of determination, (y) if the Common Stock is not listed on one or more established stock exchanges or national market systems but the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination, or (z) in the absence of an established market for the Common Stock of the type described in paragraphs (x) and (y) above, the Fair Market Value thereof shall be reasonably determined by the Board of Directors. Such shares shall be purchased pursuant to a stock purchase agreement to be entered into by Executive and the Company containing terms, conditions, representations and warranties which are customarily included in similar stock purchase agreements between a company and its senior executive officer. Such shares shall not be purchased pursuant to the exercise of any stock options granted to Executive by the Company.


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     D. BENEFITS. Executive shall be eligible to participate in the employment benefits made generally available by the Company to similarly-situated Executives, in accordance with the benefit plans established by the Company, as may be amended from time to time in the Company's sole discretion. Executive shall be eligible for additional benefits upon specific approval of the Company's Board of Directors. The Company will make reasonable accommodations to permit Executive's family to participate in the Company's current health and welfare plans given the current residential location of Executive's family in Maryland; provided, however, that the current terms and conditions of such plans otherwise permit such participation and Executive's family otherwise qualifies for coverage under such plans, and that the Company will not be required to incur unreasonable cost or expense to arrange for Executive's family's participation in the Company's current health and welfare plans while Executive's family resides in Maryland

     E. EXPENSES. The Company shall provide Executive with a housing allowance equal to the cost of Executive's temporary housing in Illinois but not to exceed $3,000 per calendar month, and shall reimburse Executive for reasonable commuting expenses to the Company's offices in Lincolnshire, Illinois. Notwithstanding the foregoing, the Company's Board of Directors may elect to terminate such payments at any time after Executive has completed twenty-four
(24) months of employment with the Company.

3.   TERMINATION BY COMPANY

     A. TERMINATION BY COMPANY. The employment of Executive shall be "at-will" at all times. The Company may terminate Executive's employment with the Company for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Unless Executive's employment is terminated by the Company for "Cause" (as defined in Section 4(a) below), the Company shall provide Executive with thirty
(30) days' advance written notice of termination (the "30-Day Notice Period"). During such 30-Day Notice Period, Executive shall continue to diligently perform all of his duties hereunder. In addition, the Company shall use reasonable efforts to give Executive at least 10 days advance notice of any scheduled Board meeting, vote, or other formal decision-making process intended to determine whether to terminate Executive's employment. The Company shall have the right
(i) to make public disclosure of Executive's termination at any time that the Company determines is necessary or advisable under applicable law or other legal considerations such as listing requirements of the Nasdaq Stock Market and (ii) to make Executive's termination effective at any time prior to the end of the 30-Day Notice Period as long as the Company pays Executive all compensation to which he is entitled up through the last day of the notice period. Upon and after such termination, all obligations of the Company under this Agreement shall cease, unless Executive's employment is terminated not "For Cause" (as defined below), in which case the Company shall provide Executive with the severance benefits described in Section 3(b) below.

     B. SEVERANCE. Subject to Executive's execution of a general release agreement as described below and Executive's compliance with Sections 7, 8 and 9 below, in the event that


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Executive's employment with the Company is terminated by the Company not for
Cause or by Executive for Good Reason pursuant to Section 5(b) hereof, Executive shall receive the following:

          (i) an amount equal to eighteen (18) months of the then-current Base Salary of Executive ("Severance"), payable as follows: (a) if such termination occurs during the first year of Executive's employment with the Company, the Company may pay up to 50% of the Severance in the form of stock with the remaining amount of the Severance paid in cash; (b) if such termination occurs during the second year of Executive's employment with the Company, the Company may pay up to 34% of the Severance in the form of stock with the remaining amount of the Severance paid in cash; or (c) if such termination occurs after Executive has completed two years of employment with the Company, 100% of the Severance shall be paid in cash. Subject to Section 22, the cash portion of the Severance shall be payable in equal monthly installments over the course of eighteen (18) months, and any portion of the Severance paid in the form of stock shall be paid in a single lump sum following the expiration of any applicable revocation period with respect to the general release referred to below;

          (ii) if the termination of Executive's employment occurs on or after January 1, 2008, a pro-rated bonus based on Executive's bonus, if any, for the fiscal year prior to termination and payable in equal monthly installments over the course of eighteen (18) months (the pro-rated amount of such bonus shall be calculated based on the number of days Executive is employed by the Company during the calendar year in which the termination takes place);

          (iii) any unpaid bonus previously awarded to Executive by the Company shall be paid in a lump sum within thirty days of the effective date of the termination;

          (iv) with respect to any shares of Common Stock included in the Tranche B Option (whether or not vested on or prior to the date of termination of Executive's employment), Executive shall be permitted to exercise the Tranche B Option with respect to such shares during the twelve (12) month period after the termination of Executive's employment, but only to the limited extent that such shares are vested on the date of termination of Executive's employment or subsequently vest during such twelve (12) month period as a result of the attainment of any specific vesting milestones set forth on Exhibit B hereto with respect to such shares;

          (v) with respect to the shares of Common Stock included in the Tranche A Option, set forth in Section 2(c)(i) above, those shares shall continue to vest for an additional six (6) months after the termination of Executive's employment and Executive shall have twelve (12) months after his employment termination date to exercise these options to the extent vested; and

          (vi) with respect to any shares of Common Stock included in any other stock option grants made to Executive by the Company (other than shares included in the Tranche A Option or the Tranche B Option), Executive shall have twelve
(12) months after his employment termination date to exercise such options to the extent vested.


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     Executive's eligibility for the foregoing severance benefits is conditioned on Executive having first signed a general release agreement substantially in the form attached hereto as Exhibit E. Executive shall not be entitled to any severance payments or benefits if Executive's employment is terminated for Cause, by death or by disability (as provided in Section 4 below), or if Executive's employment is terminated by Executive without Good Reason. In the event Executive is eligible to receive severance benefits under Section 6 below, Executive shall not receive any payments or benefits under this Section 3(b).

4.   OTHER TERMINATIONS BY COMPANY

     A. TERMINATION FOR CAUSE. The Company may terminate Executive's employment under this Agreement for "Cause" at any time upon written notice to Employee specifically identifying the Cause. The following shall constitute Cause for termination: (i) Executive's conviction or plea of nolo contendere of a felony or any other crime involving dishonesty, breach of trust, or physical harm to any person (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence); (ii) Executive has willfully engaged in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; or (iii) any material willful breach by Executive of this Agreement that causes material damage to the Company. Upon termination for Cause as provided in this Section 4(a), Employee shall be entitled to receive any compensation that is fully earned but remains unpaid as of the date of termination, but all other compensation and benefits (including without limitation vesting of any unvested Options as of the date of such termination) shall immediately terminate.

     B. BY DEATH. Executive's employment shall terminate automatically upon Executive's death. The Company shall pay to Executive's beneficiaries or estate, as appropriate, any compensation then due and owing to Executive, including but not limited to any bonus earned but not paid. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

     C. BY DISABILITY. If Executive becomes eligible for the Company's long term disability benefits or if, in the reasonable opinion of a physician mutually selected by the Company and Executive, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than 120 consecutive days or more than 180 days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive's employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, including but not limited to any bonus earned but not paid, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any disability plan in which Executive is a participant.


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5.   TERMINATION BY EXECUTIVE

     A. TERMINATION BY EXECUTIVE WITHOUT "GOOD REASON." Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four weeks' advance written notice. During such notice period Executive shall continue to diligently perform all of Executive's duties hereunder. The Company shall have the option, in its sole discretion, to make Executive's termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four week notice period. Thereafter all obligations of the Company shall cease.

     B. TERMINATION BY EXECUTIVE FOR "GOOD REASON." Executive may terminate his employment with the Company for "Good Reason." For purposes of this Agreement, absent a "Change of Control" as defined below, "Good Reason" shall mean a material diminution in, or adverse alteration to, Executive's title, position, or duties, including no longer serving as the highest ranking executive officer in the Company, provided that (i) Executive provides the Company with written notice of the event constituting Good Reason within sixty (60) days of such event and Executive provides the Company with a period of sixty (60) days to cure such event, (ii) the appointment by the Company of a Chief Operating Officer, Chief Administrative Officer or similar officer shall not constitute a material diminution in, or adverse alteration to, Executive's title, position, or duties, provided that Executive continues to serve as the highest ranking executive officer in the Company following any such appointment and (iii) if such material diminution occurs within the first year of Executive's employment with the Company, any resignation by Executive as result of such material diminution shall only be for Good Reason if (a) Executive has first provided the Company with the written notice and cure opportunity provided in clause (i) above, and (b) such resignation occurs on or after the first year of Executive's employment with the Company.

6.   CHANGE OF CONTROL

     A. "CHANGE OF CONTROL" DEFINITION. For purposes of this Agreement, "Change of Control" shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company. Notwithstanding anything else contained herein to the contrary, in no event shall a Change of Control be deemed to occur by reason of (i) a distribution of Company's Common Stock held by Durus to its investors, partners or members, whether as dividend or otherwise, of all or any portion of the shares of Common Stock held, directly or indirectly, by Durus or (ii) a sale of all or any portion of the Company's Common Stock held, directly or indirectly, by Durus in an underwritten public offering (including, without limitation, a sale of securities of Holdings in an underwritten public offering), unless following such distribution or sale any person or related group of persons, other than Durus or its affiliates,


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possess more than fifty percent of the total combined voting power of the outstanding securities of the Company.

     B. VESTING OF EQUITY UPON A CHANGE OF CONTROL. Upon a Change of Control, all of the shares subject to the Tranche A Option, the Tranche B Option or any other options granted to Executive by the Company shall immediately vest to the extent such shares have not previously vested.

     C. TERMINATION FOR "GOOD REASON" AFTER CHANGE OF CONTROL. Executive's termination of employment after a Change of Control shall be for "Good Reason" if (i) Executive's employment is terminated by the Company not for Cause within twelve (12) months following a Change of Control, (ii) Executive no longer is the Chief Executive Officer of a publicly-traded company immediately following a Change of Control, (iii) Executive is not a member of the Board of Directors immediately following a Change of Control, (iv) Executive does not directly report to the Board of Directors immediately following a Change of Control, or
(v) Executive provides written notice to the Company of either of the following events within sixty (60) days of such event and Executive provides the Company with a period of sixty (60) days to cure such event (which event remains uncured following such period), provided that each such event is effected by the Company without the consent of Executive and occurs within six (6) months following a Change of Control: (A) a change in Executive's job title at the Company or (B) a material reduction in Executive's Base Salary. Subject to Executive's execution of a general release agreement as described below and Executive's compliance with Sections 7, 8 and 9 below, in the event Executive's termination of employment is for Good Reason, Executive shall receive (i) an amount equal to twenty-four (24) months of the then-current Base Salary of Executive, payable in the form of salary continuation, (ii) an amount equal to any unpaid bonus previously awarded to Executive by the Company in a lump sum amount, (iii) a pro-rated bonus based on Executive's bonus, if any, for the fiscal year prior to termination and payable in equal monthly installments over the course of twenty-four (24) months (the pro-rated amount of such bonus shall be calculated based on the number of days Executive is employed by the Company during the calendar year in which the termination takes place); (iv) an amount equal to two times the amount of Executive's prior year's bonus paid in cash over the course of 24 months provided that, in the event of such a termination during the first year of employment, the bonus amount for purposes of this calculation shall be $280,000, and (v) a period of 12 months after the termination of Executive's employment to exercise any stock options that are vested as of the time of termination.

     Executive's eligibility for severance is conditioned on Executive having first signed a general release agreement in substantially the form attached hereto as Exhibit E. If Executive is eligible for payments under this Section 6(c), Executive shall not be eligible for any payments or benefits under Section 3(b) above.

     D. 280G GROSS UP PAYMENT ON CHANGE OF CONTROL.


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          (i) Effect of Section 280G. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Executive or for Executive's benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive's employment with the Company or a Change of Control (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment"). The Gross-Up Payment shall equal an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (ii) Determination by Accountant. All determinations required to be made under this Section 6(d), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at any such determination (the "Determination"), shall be made by the Company. The Company shall provide its Determination and the basis, assumptions and calculation supporting its Determination, to Executive within fifteen (15) days of the date of the termination of employment, if applicable, or such other time as requested by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by Executive, the Company shall furnish Executive, at the Company's expense, with an opinion reasonably acceptable to Executive from the Company's accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Executive) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section 6 shall be paid by the Company to Executive within thirty (30) days of receipt of the Determination.

          (iii) Adjustment of Payment. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive will be either greater (an "Excess Payment") or less (an "Underpayment") than the amounts provided for by the limitations contained in Section 6(d)(i). In the case of an Underpayment, the Company promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of Executive. In the case of an Excess Payment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Excess Payment; provided, however, that (1) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Excess Payment that Executive has retained or recovered as a refund from the applicable taxing authorities, and (2) this provision shall be interpreted in a


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manner consistent with the intent of Section 6, it being understood that the correction of an Excess Payment may result in Executive's repaying to the Company an amount that is less than the Excess Payment.

7.   TERMINATION OBLIGATIONS

     A. RETURN OF PROPERTY. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive's employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

     B. RESIGNATION AND COOPERATION. Upon termination of Executive's employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of the Company's subsidiaries. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company.

     C. CONTINUING OBLIGATIONS. Executive understands and agrees that Executive's obligations under Sections 7, 8 and 9 herein shall survive the termination of Executive's employment for any reason and the termination of this Agreement.

8.   INVENTIONS AND PROPRIETARY INFORMATION; NON-SOLICITATION AND
     NON-COMPETITION; PROHIBITION ON THIRD PARTY INFORMATION

     A. PROPRIETARY INFORMATION AGREEMENT. Executive agrees to sign and be bound by the terms of the Company's Proprietary Information and Inventions Assignment Agreement ("Proprietary Information Agreement"), the form of which is attached as Exhibit C hereto. Executive shall identify all inventions as to which Executive claims any ownership interest in a schedule attached to his Proprietary Information Agreement.

     B. NON-SOLICITATION. Executive acknowledges that because of Executive's position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive's employment and for eighteen (18) months thereafter, in addition to Executive's other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (a) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (b) solicit or otherwise induce any person employed by the Company to terminate his employment.


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     C. NON-DISCLOSURE OF THIRD PARTY INFORMATION. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive's immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

     D. NON-COMPETITION. Executive acknowledges that because of Executive's position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive's employment and for eighteen (18) months thereafter, in addition to Executive's other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for the benefit of Executive or any third party, directly or indirectly, anywhere where the Company does business, be employed by, engaged in, connected with, or own, share in the earnings of, or invest in the securities of any person, partnership, corporation or other business organization that is engaged in the business of manufacturing, marketing or distributing (i) dialysis machines or mechanical systems for the treatment of end-stage renal disease or kidney failure or (ii) software designed or used specifically for such machines or systems. Notwithstanding the foregoing, Executive may invest in the securities of any business organization engaging in the business of manufacturing, marketing or distributing (i) dialysis machines or mechanical systems for the treatment of end-stage renal disease or kidney failure or (ii) software designed or used specifically for such machines or systems, if such securities are listed on any securities exchange so long as Executive's investment does not exceed 5% of the issued and outstanding securities of such business organization, and Executive does not have any participation in the control of such business organization.

     E. EFFECT OF BREACH. Executive acknowledges that the provisions and limitations set forth in Section 8 of this Agreement are necessary for the protection of the Company and are reasonable in light of the activities and business of the Company. Executive further acknowledges that (i) Executive will be able to support himself without violating such covenant and (ii) Executive has been advised by his legal counsel as to the meaning and consequences of such covenant. Executive acknowledges that the Company will have no adequate remedy at law if Executive breaches any of the provisions of Section 8 of this Agreement. In such event, the Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any of the provisions of said sections. Further, if a court or arbitrator of competent jurisdiction finds the scope, time or geographical restrictions in Section 8 of this Agreement to be unreasonable, it is the intention of the parties that such restrictions shall be enforced to the fullest extent to which such court or arbitrator deems reasonable, and such provisions shall thereby be reformed.

     In addition to any other remedies, Executive's breach of any of the obligations contained in this Section 8 shall terminate any obligation the Company may otherwise have to pay severance to Executive.

9.   ALTERNATIVE DISPUTE RESOLUTION

     A. REQUIRED MEDIATION. The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Executive's employment with the Company, shall be submitted to mediation before a mutually agreeable mediator. If the parties are unable to agree on a mediator, the matter will be submitted to JAMS/Endispute for selection of a mediator and mediation pursuant to its rules.

     B. ARBITRATION. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration by a single neutral arbitrator to be mutually agreed. If the parties are unable to agree on an arbitrator, the matter will be submitted to JAMS/Endispute for selection of an arbitrator and resolution pursuant to its rules. The Company and Executive agree that the arbitration shall be held in New York City, New York, unless the parties otherwise agree in writing. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties subject only to such right of review that may lie under applicable state and federal law. The arbitrator shall award reasonable attorney's fees and costs to the prevailing party.

     C. COVERED CLAIMS. The claims covered by this Agreement ("Arbitrable Claims") include, but are not limited to, any and all issues arising from Executive's relationship with the Company as an employee, shareholder, director or otherwise, including but not limited to claims for wages, stock, stock options, or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

     Claims Executive may have for workers' compensation, State disability, or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party's right to obtain provisional remedies, or interim relief from a court of competent jurisdiction.

     This agreement to mediate and arbitrate survives termination of Executive's employment. If the Company commences mediation or arbitration, it must pay all the costs charged by the mediator and/or arbitrator. If Executive commences mediation or arbitration, the costs charged by the mediator and/or arbitrator are to be divided evenly between the parties. If Executive is the prevailing party, any such costs are to be reimbursed by the Company.

10.  AMENDMENTS; WAIVERS; REMEDIES

     This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.  ASSIGNMENT; BINDING EFFECT

     A. ASSIGNMENT. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

     B. BINDING EFFECT. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

12.  INDEMNIFICATION

     Executive will be entitled to indemnification to the fullest extent permitted by Delaware law for officers and directors, subject to the standard terms and conditions of the indemnification agreement provided by the Company to its officers and directors. Attached as Exhibit D hereto is the form of the Company's indemnification agreement with its officers and directors.

13.  NOTICES

     All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand, by a nationally recognized overnight courier service or by United States first class registered or certified mail (return receipt requested) to the principal address of the other party, as set forth below, or (b) by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party). The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive's address. Notice of change of address shall be effective only when done in accordance with this paragraph.

     Company's Notice Address:

               Aksys, Ltd.
               Two Marriott Drive
               Lincolnshire, Illinois 60069
               Attention: Chief Financial Officer
               Facsimile No.: (847) 229-2235

     With a copy to (which shall not constitute notice):

     Morrison & Foerster LLP

               425 Market Street
               San Francisco, CA 94105
               Attention: Gavin B. Grover
               Facsimile No.: 415-268-7522

     Executive's Notice Address:

               6104 Kennedy Drive
               Chevy Chase, MD 20815

     With a copy to (which shall not constitute notice):

               Greenberg Traurig, LLP
               200 Park Avenue
               New York, New York 10166
               Attention: Brian S. Cousin, Esq.
               Facsimile No.: 212-805-9354
               E-Mail Address: cousinb@gtlaw.com

14.  SEVERABILITY

     If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

15.  TAXES

     All amounts paid under this Agreement (including without limitation Base Salary and severance payment pursuant to Sections 3(b) or 6) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

16.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, based on the Company's location and Executive's provision of services within Illinois.

17.  INTERPRETATION

     This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and vice versa.

18.  OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

     Executive agrees that any and all of Executive's obligations under this agreement, including but not limited to the Stock Option Agreement attached as Exhibit A hereto and the Proprietary Information Agreement attached as Exhibit C hereto, shall survive the termination of employment and the termination of this Agreement.

19.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

20.  AUTHORITY

     Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

21.  ENTIRE AGREEMENT

     This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Stock Option Agreements attached as Exhibit A hereto and the Proprietary Information Agreement attached as Exhibit C hereto). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive's duties, position, or compensation will not affect the validity or scope of this Agreement.

22.  SECTION 409A

     This Agreement is intended to comply with Section 409A of the Code (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. Executive acknowledges that the Company, in the exercise of its reasonable discretion and without the consent of Executive, (i) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance and (ii) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain "key employees" of certain publicly-traded companies) as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which Executive would otherwise be entitled during the six (6) month period following Executive's termination of employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

23.  ATTORNEYS' FEES

     The Company agrees to reimburse Executive for the legal fees incurred in the negotiation of this Agreement, up to a maximum of $25,000, and such reimbursement shall be made within 60 days of the date of this Agreement.

24.  EXECUTIVE ACKNOWLEDGEMENT

     EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE'S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

AKSYS, LTD.:                            EXECUTIVE:


By:/s/                                  /s/
   ----------------------------------   ----------------------------------------
                                        Name: Howard J. Lewin
Name:________________________________

Title: ______________________________

                                    EXHIBIT A

                             Stock Option Agreement

                                    EXHIBIT B

                               Vesting Milestones

(1) 400,000 of the shares of Common Stock subject to the Tranche B Option shall vest when the Company obtains additional financing in an amount which, as determined by the Company's Board of Directors in its sole discretion, will enable the Company to sustain its operations through the commercial launch of the Company's next generation product pursuant to the "Pluto" Hemodialysis System Project Plan as set forth in the Research, Development and License Agreement, entered into on November 1, 2005, between the Company, DEKA Products Limited Partnership and DEKA Research and Development Corp., as such Plan may be revised from time to time ("Pluto").

(2) 400,000 of the shares of Common Stock subject to the Tranche B Option shall vest upon the commercial launch of Pluto. In addition, in the event that the commercial launch of Pluto occurs absent the attainment of the financing described in paragraph (1) above, the shares of Common Stock subject to the Tranche B Option described in paragraph (1) above shall also vest on the date of such commercial launch of Pluto.

(3) 250,000 of the shares of Common Stock subject to the Tranche B Option shall vest when the Fair Market Value of the Company's shares of Common Stock is equal to or above $3.50 per share for more than 75 of 90 consecutive trading days.

(4) 250,000 of the shares of Common Stock subject to the Tranche B Option shall vest when the Fair Market Value of the Company's shares of Common Stock is equal to or above $6.50 per share for more than 75 of 90 consecutive trading days.

                                    EXHIBIT C

                        Proprietary Information Agreement

                                    EXHIBIT D

                        Form of Indemnification Agreement

                                    EXHIBIT E

                            Form of Release Agreement

                               RELEASE CERTIFICATE

     Howard J. Lewin ("You") and Aksys, Ltd. (the "Company") have agreed to enter into this Release Certificate on the following terms:

     Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of your Executive Employment Agreement with the Company dated June 23, 2006 ("Agreement"). Your receipt of the foregoing severance benefits is subject to the conditions set forth in the Agreement, including but not limited to your continued compliance with your obligations under Sections 7 and 8 thereof.

     In return for the consideration described in the Agreement, you and your representatives completely release Aksys, Ltd., Durus Life Sciences Master Fund Ltd., its and their affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, investors, stockholders and employees (the "Released Parties") from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, or any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys' fees. You also agree not to file, cause to be filed, or otherwise pursue any Released Claims.

     You acknowledge that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to [NAME AND ADDRESS]; and that (d) this Release Certificate shall not become effective or enforceable and no severance benefits shall be provided until the 7-day revocation period has expired.

     The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of Illinois. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

     PLEASE NOTE THAT THIS RELEASE CERTIFICATE MAY NOT BE SIGNED BEFORE THE LAST DAY OF YOUR EMPLOYMENT WITH THE COMPANY, AND THAT YOUR ELIGIBILITY FOR SEVERANCE BENEFITS IS CONDITIONED UPON MEETING THE TERMS SET FORTH IN THE AGREEMENT.


_____________________________________     Date: ______________________
              [EMPLOYEE]


_____________________________________     Date: ______________________
         [COMPANY SIGNATORY]


                                       23